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                                                                      EXHIBIT 17


NEWS RELEASE

FOR IMMEDIATE RELEASE
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                        Contact:        FOR FUJITSU:
                                        Korendo Shiotsuki
                                        General Manager, New York Office
                                        (212) 265-5360
                                                or
                                        SITRICK AND COMPANY
                                        Jeffrey Lloyd
                                        Michael Sitrick
                                        (310) 788-2850

                                        FOR AMDAHL:
                                        William Stewart
                                        Vice President, Public Relations
                                        (408) 746-6076
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         FUJITSU AND AMDAHL ANNOUNCE SETTLEMENT OF STOCKHOLDER LAWSUITS

     TOKYO, JAPAN & SUNNYVALE, CA., USA -- AUGUST 20, 1997 -- FUJITSU LIMITED (TSE: 6702) AND AMDAHL CORPORATION (AMEX: AMH) today jointly announced that they have reached an agreement in principle to resolve stockholder litigation filed against the companies and against certain of Amdahl's present and former directors in connection with Fujitsu's proposed acquisition of all outstanding shares of Amdahl not currently owned by Fujitsu pursuant to a merger agreement dated July 30, 1997, and subsequent tender offer.

     The agreement in principle provides for an increase in the offer price to $12.40 per share from $12.00 per share in both the tender offer and subsequent merger, and for certain additional disclosures to be made in a supplement to the tender offer materials. Stockholders who have already validly tendered their shares and do not withdraw their shares will be paid $12.40 per share without taking any further action, if shares are accepted for payment pursuant to the tender offer.

     The defendants continue to deny any wrongdoing in connection with the tender offer and proposed merger and have agreed to amend the tender offer in order to avoid the disruption and expense of further litigation.

     Fujitsu said that it will amend and supplement the tender offer materials to reflect these amendments and redistribute such materials to Amdahl's stockholders.

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2029 Century Park East, Suite 1750
Los Angeles, CA 90067
(310) 788-2850 FAX: (310) 788-2855